Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD FOURTH QUARTER REVENUE,
UP 11% TO $29.7 MILLION
Full Year 2009 Revenue of $114.8 Million up 10% over 2008 Driven by
Lead Management and International Growth
COLORADO SPRINGS, Colo. (February 18, 2010) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and full year ended December 31, 2009.
Revenue for the fourth quarter of 2009 was $29.7 million, up 11% compared with revenue of $26.6 million for the fourth quarter of 2008.
“The fourth quarter was highlighted by several important developments and achievements — including the resolution of the 16-month federal investigation with no charges filed against the Company, reaching the highest quarterly revenue in our history and recording an adjusted pre-tax profit for the second quarter in a row,” said Emile J. Geisenheimer, Chairman, President and Chief Executive Officer. “We are positioned for further growth in 2010 and look forward to the introduction of the Turbo-Tandem™ for above-the-knee treatments. In addition, we continue to work with the Food and Drug Administration as they review our 510(k) application seeking clearance to market certain products for the treatment of in-stent restenosis in the legs.”
The pre-tax loss for the fourth quarter of 2009 was $5,514,000, compared with a pre-tax loss of $1,135,000 for the fourth quarter of 2008. The pre-tax loss during the fourth quarter of 2009 includes $6,121,000 of special items, consisting of:
•	a $5,000,000 federal settlement;
•	a $1,100,000 impairment of auction rate securities we continue to hold;
•	a $540,000 realized loss on the sale of auction rate securities;
•	$76,000 of costs associated with a previously announced litigation settlement; and
•	a $595,000 credit, due to an insurance reimbursement related to federal investigation costs.
The pre-tax loss during the fourth quarter of 2008 included $2,028,000 of costs associated with the federal investigation. Excluding these special items in both periods, adjusted pre-tax income was $607,000 in the fourth quarter of 2009, compared with adjusted pre-tax income of $893,000 in the fourth quarter of 2008. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is provided immediately following the financial tables under Reconciliation of Non-GAAP Financial Measures.

Fourth Quarter Revenue Review
Vascular intervention revenue rose 5% to $15.2 million, lead management revenue increased 33% to $10.0 million, laser equipment revenue declined 15% to $2.0 million, and service and other revenue increased 5% to $2.5 million, all compared with the fourth quarter of 2008. Vascular intervention sales include three product lines — atherectomy, which decreased 5%, crossing solutions, which increased 19%, and thrombectomy, which increased 24%, all compared with the fourth quarter of 2008.
On a geographic basis, revenue in the United States was $24.4 million in the fourth quarter of 2009, an increase of 7% from the prior year fourth quarter. International revenue totaled $5.3 million, an increase of 38% from the fourth quarter of 2008.
Reflecting the Company’s emphasis on sales to existing accounts, laser placements to new customers were anticipated to decline compared with prior year levels. During the quarter ended December 31, 2009, the Company placed 28 laser systems with new customers compared with 35 placements during the fourth quarter of 2008. Of those new laser placements, 15 laser systems were transfers from the existing installed base during the fourth quarter of 2009, compared with 10 transfers during the fourth quarter of 2008. As of December 31, 2009 the worldwide installed base of laser systems totaled 902 (699 in the United States).
2009 Full Year Financial Results
Revenue for year ended December 31, 2009 rose 10% to $114.8 million, from $104.0 million in 2008.
Vascular intervention revenue in 2009 was $61.9 million, up 8% compared with $57.4 million in 2008; and lead management revenue was $36.8 million in 2009, up 27% compared with $28.9 million in 2008. Laser equipment revenue declined 21% to $6.8 million, from $8.6 million in 2008. Service and other revenue in 2009 was $9.3 million, up 3% compared with $9.0 million in 2008.
On a geographic basis, revenue in the United States was $96.9 million in 2009, an increase of 7% over 2008. International revenue totaled $17.9 million, an increase of 30% from 2008.
The pre-tax loss for 2009 was $13,247,000, compared with a pre-tax loss of $4,661,000 in 2008. The pre-tax loss during 2009 includes $11,779,000 of special items, consisting of:
•	a $5,000,000 federal settlement;
•	$2,362,000 of costs associated with the federal investigation;
•	$1,166,000 of costs associated with a previously announced litigation settlement;
•	a $1,100,000 impairment of auction rate securities we continue to hold;
•	$1,075,000 relating to the discontinuation of the marketing and sales of the Safe-Cross® product line;
•	a $540,000 realized loss on the sale of auction rate securities; and
•	$536,000 of employee termination and lease abandonment costs.
The pre-tax loss during 2008 included $6,299,000 of special items, consisting of:
•	$3,849,000 of in-process research and development costs and
•	$2,450,000 of costs associated with the federal investigation.
Excluding these special items in both periods, adjusted pre-tax loss was $1,468,000 in 2009, compared with adjusted pre-tax income of $1,638,000 in 2008. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is provided immediately following the financial tables under Reconciliation of Non-GAAP Financial Measures.

Cash, cash equivalents and current investment securities totaled $19.1 million at December 31, 2009, compared with $18.3 million at September 30, 2009 and $20.5 million at December 31, 2008.
2010 Outlook
The Company continues to expect revenue growth during 2010 in both the vascular intervention and lead management business units and expects higher growth rates internationally than in the United States.
Excluding any impact of the Turbo-Tandem product launch, the vascular intervention revenue growth rate is anticipated to be in the low to mid-single digits during 2010 as compared with 2009. Including the impact of the Turbo-Tandem product launch, the vascular intervention revenue growth rate is anticipated to be in the high single digits to low-teens. The lead management revenue growth rate in 2010 as compared with 2009 is anticipated to be in the mid-teens.
Laser equipment revenue and service and other revenue are expected to grow in the low to mid-single digits during 2010 as compared with 2009.
Gross margin is expected to be in the range of 71% to 72% during 2010.
A pre-tax loss is anticipated for the three months ended March 31, 2010 and management expects a pre-tax profit for the year ended December 31, 2010.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com. A slide presentation will accompany the webcast.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 54934938. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics manufactures and markets the only Excimer Laser System approved in the United States, Canada, Europe and Japan for use in minimally invasive interventional procedures within the cardiovascular system. More than 900 Spectranetics laser systems are used in hospitals worldwide.
The Company’s Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.
The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.
For more information, visit www.spectranetics.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include adverse results of the securities litigation or the stockholder derivative litigation in which the Company or any of its officers or directors is a party, insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with these proceedings, adverse impact to our business of healthcare reform and related legislation, if enacted, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital and has rendered our investments in auction rate securities illiquid, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company’s use of these non-GAAP measures, can be found in Reconciliation of Non-GAAP Financial Measures immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$29,661	$26,645	$114,837	$104,010
Cost of revenue	8,643	7,569	33,140	29,389

Gross profit	21,018	19,076	81,697	74,621
Gross margin %	71%	72%	71%	72%
Operating expenses:
Selling, general and administrative	16,389	15,024	68,478	61,150
Research, development and other technology	4,087	3,403	15,060	13,449
In-process research & development	—	—	—	3,849
Federal investigation settlement	5,000	—	5,000	—
Federal investigation legal and other costs	(595)	2,028	2,362	2,450
Litigation settlement	76	—	1,166	—
Discontinuation costs— Safe-Cross product line	—	—	1,075	—
Employee termination and lease abandonment costs	—	—	536	—

Total operating expenses	24,957	20,455	93,677	80,898

Operating loss	(3,939)	(1,379)	(11,980)	(6,277)
Loss on sale of auction rate securities	(540)	—	(540)	—
Other-than-temporary impairment of auction rate securities	(1,100)	—	(1,100)	—
Other income, net	65	244	373	1,616

Loss before taxes	(5,514)	(1,135)	(13,247)	(4,661)
Income tax (expense) benefit	(228)	43	(126)	706

Net loss	$(5,742)	$(1,092)	$(13,373)	$(3,955)

Loss per common and common equivalent share
Basic and diluted	$(0.17)	$(0.03)	$(0.41)	$(0.12)

Weighted average shares outstanding
Basic and diluted	33,050	32,006	32,529	31,826

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$19,053	$20,478
Restricted cash	817	1,350
Accounts receivable, net	16,328	15,555
Inventories	8,462	8,053
Deferred tax asset, current	1,406	888
Other current assets	2,054	2,034

Total current assets	48,120	48,358
Property, plant and equipment, net	31,475	32,345
Investment securities, non-current	9,800	15,570
Deferred tax asset, non-current	5,079	5,597
Goodwill	5,569	4,292
Other assets	640	934

Total assets	$100,683	$107,096

Liabilities and stockholders’ equity
Current liabilities	$15,162	$15,690
Non-current liabilities	593	422
Stockholders’ equity	84,928	90,984

Total liabilities and stockholders’ equity	$100,683	$107,096

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2008	2009
(000’s, except laser sales and installed base amounts)	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Disposable products revenue:
Vascular intervention revenue	$14,421	$15,290	$16,017	$15,429	$15,204
Lead management revenue	7,538	8,173	8,773	9,839	9,997

Total disposable products revenue	21,959	23,463	24,790	25,268	25,201

Service and other revenue	2,339	2,380	2,294	2,192	2,461

Laser revenue:
Equipment sales	1,273	352	843	150	734
Rental fees	1,074	1,108	1,105	1,231	1,265

Total laser revenue	2,347	1,460	1,948	1,381	1,999

Total revenue	26,645	27,303	29,032	28,841	29,661

Non-GAAP adjusted pre-tax income (loss) excluding special items (1)	893	(1,526)	(1,190)	641	607
Pre-tax loss	(1,135)	(2,899)	(2,342)	(2,492)	(5,514)

Cash flow (used in) generated by operating activities	(4,556)	(1,997)	(1,132)	2,219	(4,481)
Total cash and current investment securities	20,478	18,403	15,623	18,298	19,053
Laser sales summary:
Laser sales from inventory	7	2	4	1	5
Laser sales from evaluation/rental units	2	0	1	1	0

Total laser sales	9	2	5	2	5

(1) Non-GAAP adjusted pre-tax income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table.

Worldwide Installed Base Summary:

Laser sales from inventory	7	2	4	1	5
Rental placements	20	22	21	25	16
Evaluation placements	8	10	5	4	7

Laser placements during quarter	35	34	30	30	28
Buy-backs/returns during quarter	(10)	(17)	(21)	(17)	(15)

Net laser placements during quarter	25	17	9	13	13
Total lasers placed at end of quarter	850	867	876	889	902

Reconciliation of Non-GAAP Financial Measures
To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.
THE SPECTRANETICS CORPORATION
Reconciliation of Pre-Tax Loss to Non-GAAP Adjusted Pre-Tax Income (Loss)
(000’s)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Pre-tax loss, as reported (1)	$(5,514)	$(1,135)	$(13,247)	$(4,661)
Purchased in-process research and development (2)	—	—	—	3,849
Federal investigation settlement (3)	5,000	—	5,000	—
Federal investigation legal and other costs (4)	(595)	2,028	2,362	2,450
Litigation settlement (5)	76	—	1,166	—
Discontinuation costs—Safe-Cross product line (6)	—	—	1,075	—
Employee termination and lease abandonment costs (7)	—	—	536	—
Loss on sale of auction rate securities (8)	540	—	540	—
Other-than-temporary impairment of auction rate securities (9)	1,100	—	1,100	—

Non-GAAP adjusted pre-tax income (loss)	$607	$893	$(1,468)	$1,638

1)
Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

2)
In May 2008, Spectranetics acquired the endovascular product lines of Kensey Nash Corporation. At the date of acquisition, the Company recorded a charge of $3.8 million to expense, representing purchased IPR&D related to a development project that had not yet reached technological feasibility and had, in management’s opinion, no alternative future use.

3)
As previously disclosed in filings with the SEC, in December 2009, the Company entered into a civil Settlement Agreement with the Department of Justice (“DOJ”) and the Office of Inspector General, and a Non-Prosecution Agreement with the DOJ, related to the federal investigation which commenced in September 2008 (see Note 4 below). Pursuant to these agreements, the Company agreed to a forfeiture of $100,000 and a cash payment of $4.9 million, without any admission of wrongdoing by the Company.

4)
As previously disclosed in filings with the SEC, on September 4, 2008, the Company was jointly served by the FDA and U.S. Immigration and Customs Enforcement with a search warrant issued by the United States District Court, District of Colorado. The Company incurred significant legal and other expenses in this matter. These amounts represent significant charges beginning in the third quarter of 2008. In the fourth quarter of 2009, the Company received an insurance payment reimbursing certain legal expenses incurred related to the federal investigation, resulting in a net credit to expense during the period.

5)	The amounts recorded represent royalties related to a license agreement with Dr. Rentrop, which was executed and disclosed in filings with the SEC in December 2009.

6)
In the third quarter of 2009, the Company discontinued the marketing and sales of the Safe-Cross product line, which was acquired from Kensey Nash Corporation in May 2008. The $1.1 million one-time charge includes a patent impairment charge, impairment of long-lived assets, inventory write-offs and an amount in consideration of remaining contractual obligations to Kensey Nash Corporation primarily related to inventory purchases.

7)
In the second and third quarters of 2009, the Company eliminated certain positions in order to streamline operations. As a result, the Company recorded severance obligations totaling $240,000 and $410,000 for the three and nine months ended September 30, 2009, respectively. In addition, the Company recorded a charge for remaining lease obligations in the amount of $126,000 for a portion of a leased facility that is no longer being utilized.

8)	In the fourth quarter of 2009, the Company sold two of its auction rate securities at 90% and 92% of par, respectively. The amounts recorded represent the loss on the sale of these securities.

9)
In the fourth quarter of 2009, the Company determined that its remaining auction rate securities were other-than-temporarily impaired, due to a change by management regarding their intent to hold such investments until a full recovery of their par value. The amounts recorded represent the impairment calculated by an independent consultant.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Loss to Non-GAAP Adjusted Net Income (Loss) and
Net Loss per Share to Non-GAAP Adjusted Net Income (Loss) per Share
(000’s, except per share data)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2009		2008		2009		2008
		Impact		Impact		Impact		Impact
	Net	per	Net	per		per		per
	(loss)	diluted	(loss)	diluted		diluted		diluted
	income	share*	Income	share*	Net loss	share*	Net loss	share*

Net loss, as reported	$(5,742)	$(0.17)	$(1,092)	$(0.03)	$(13,373)	$(0.41)	$(3,955)	$(0.12)
Purchased in-process research and development, net of tax	—	—	—	—	—	—	2,386	0.07
Federal investigation settlement	5,000	0.15	—	—	5,000	0.15	—	—
Federal investigation legal and other costs, net of tax	(595)	(0.02)	1,257	0.04	2,362	0.07	1,519	0.05
Litigation settlement	76	0.00	—	—	1,166	0.04	—	—
Discontinuation costs — Safe-Cross product line	—	—	—	—	1,07	0.03	—	—
Employee termination and lease abandonment costs	—	—	—	—	536	0.02	—	—
Loss on sale of auction rate securities	540	0.02			540	0.02
Other-than-temporary impairment of auction rate securities	1,100	0.03	—	—	1,100	0.03	—	—

Non-GAAP adjusted net income (loss)	$379	$0.01	$165	$0.01	$(1,594)	$(0.05)	$(50)	$(0.00)

*	Per share amounts may not add due to rounding.

The following table shows associated income tax benefit on special items that were excluded from net income to arrive at non-GAAP adjusted net income. In 2009, the Company did not record an income tax benefit for any of these special items. For 2008, amounts are tax effected at the Company’s marginal tax rate of 38%.
Reconciliation of Net Loss to Non-GAAP Adjusted Net Income (Loss) —
Tax effect of reconciling items
(000’s) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Purchased in-process research and development	$—	$—	$—	$3,849
Income tax benefit	—	—	—	(1,463)

Purchased in-process research and development, net of tax	—	—	—	2,386

Federal investigation legal and other costs	(595)	2,028	2,362	2,450
Income tax benefit	—	(771)	—	(931)

Federal investigation legal and other costs, net of tax	$(595)	$1,257	$2,362	$1,519

Spectranetics uses the non-GAAP financial measures described above as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business. The Company’s management uses the non-GAAP financial measures used in this release to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.
Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance. The Company’s management believes that non-GAAP financial measures are useful to investors to evaluate the Company’s performance period over period and in relation to its competitors’ operating results.
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:
•
Items such as purchased IPR&D and the loss on the sale of auction rate securities reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income and non-GAAP adjusted net income per share.

•
Items such as the federal investigation settlement, federal investigation legal and other costs, litigation settlement, and employee termination and lease abandonment costs that are excluded from non-GAAP net income and non-GAAP net income per share can have a material impact on cash flows and GAAP net income and net income per share.

•
Intangible asset impairment charges and inventory write-offs related to the Safe-Cross discontinuation represent a reduction in value of intangible and tangible assets. The other-than-temporary impairment of our auction rate securities also represents a reduction in value of these assets. The expense associated with these reductions in value is not included in the Company’s non-GAAP net income or non-GAAP net income per share.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.
Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.
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